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Exhibit 3.4

                             SAFARI ASSOCIATES, INC.

               Articles of Amendment to Articles of Incorporation
                     Pursuant to U.C.A. Section 16-10a-1006

o FIRST: That at a meeting of the Board of Directors of Safari Associates, Inc. ("the Company") resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of the Company, declaring the amendment to be advisable and in the best interest of the Company and its shareholders.

The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE IV" so that, as amended, that ARTICLE IV shall be and read as follows:

                                   ARTICLE IV
                                      STOCK

The aggregate number of shares which the corporation shall have authority to issue is Sixty Million (60,000,000) shares, divided into:

         50,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share;

                                      and

         10,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share.


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A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

         A. COMMON SHARES. The terms of the 50,000,000 Common Shares of the corporation shall be as follows:

                  (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

                  (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.


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                  (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

         B. PREFERRED SHARES. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Ten Million (10,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.

         RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE V" so that, as amended, that ARTICLE V shall be and read as follows:

                                    ARTICLE V
                                    AMENDMENT

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment, or, whenever permitted by the Utah Code and the Company's By-Laws, by a majority of the Board of Directors or by Unanimous Written Consent of the Board of Directors.


o SECOND: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 16-10a-1001 and 16-10a-852 of the Utah Corporation Code.

o THIRD: That the aforesaid amendment was approved by holders of a majority of issued and outstanding Common shares of the Company in accordance with the Company's initial Articles of Incorporation and Section 16-10a-1003 of the Utah Corporation Code. Of the total shares eligible to vote (holders of the Company's Common Stock) 52.71% shares voted affirmatively for the amendment. This vote was obtained by a written consent to action in lieu of a special meeting, in accordance with Section 16-10a-704. Total shares eligible to vote: 11,458,583. Total affirmative votes: 6,040,385.

o FOURTH: That the capital of the aforesaid corporation was not be reduced under or by reason of the aforesaid amendment.


       /s/  Morton Berger
BY: ________________________________
    Morton Berger, President and CEO



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